EXHIBIT 99.1
Republic Services, Inc. Reports
Second Quarter 2020 Results

●	Generated Earnings of $0.71 Per Share and Adjusted Earnings of $0.81 Per Share
●	Increased Adjusted EBITDA Margin by 170 Basis Points
●	Provided 2020 Adjusted Free Cash Flow Guidance
●	Increased Quarterly Dividend by Approximately 5 Percent
●	Named to 3BL Media's 100 Best Corporate Citizens List for the First Time

PHOENIX (August 6, 2020) – Republic Services, Inc. (NYSE: RSG) today reported net income of $225.5 million, or $0.71 per diluted share, for the three months ended June 30, 2020, versus $251.5 million, or $0.78 per diluted share, for the comparable 2019 period. Excluding certain gains and expenses, on an adjusted basis, net income for the three months ended June 30, 2020 was $258.2 million, or $0.81 per diluted share, versus $254.1 million, or $0.79 per diluted share, for the comparable 2019 period.

“Our second quarter results clearly demonstrate the resiliency of our business and the strength of our cash flow. During the quarter, we expanded adjusted EBITDA margin 170 basis points, increased adjusted earnings and delivered double-digit growth in adjusted free cash flow,” said Donald W. Slager, chief executive officer. "I am extremely proud of the team's perseverance during these challenging times. Thanks to their hard work and laser focus we provided uninterrupted service to our customers, rapidly adjusted the business as volumes changed and effectively managed our cost structure. We continue to invest in the safety and well-being of our people and achieved our best-ever safety performance in the company’s history.”

Slager added, “We remain confident in the team’s ability to execute in this dynamic environment and are well-positioned as volumes return. As a result, we are reinstating annual cash flow guidance and now expect to generate $1.1 billion to $1.175 billion of adjusted free cash flow in 2020.”

Second-Quarter and First Half 2020 Highlights:

•Second quarter EPS was $0.71 per share. Adjusted EPS, a non-GAAP measure, was $0.81 per share, an increase of approximately 3 percent over the prior year.

•Year-to-date cash provided by operating activities was $1,334 million, an increase of 17.4 percent versus the prior year. Adjusted free cash flow, a non-GAAP measure, for the same period was $743 million, an increase of 19.7 percent versus the prior year. The increase in adjusted free cash flow was primarily due to improvements in working capital.

•Year-to-date cash flow invested in acquisitions was $124 million, or $95 million net of divestitures. The Company expects to invest $600 to $650 million in acquisitions for the full year.

•Second quarter core price increased revenue by 4.7 percent, which consisted of 5.5 percent in the open market and 3.4 percent in the restricted portion of the business.

•Second quarter average yield was 2.5 percent.

•Second quarter adjusted EBITDA, a non-GAAP measure, was $726 million and essentially flat versus the prior year.

•Second quarter adjusted EBITDA margin was 29.6 percent of revenue and increased 170 basis points over the prior year. This included a 110 basis point benefit from higher recycled commodity prices and lower fuel costs and a 130 basis point headwind from $31 million of COVID-related costs.

•The Company continued to convert CPI-based contracts to more favorable pricing mechanisms for the annual price adjustment. The Company now has approximately $850 million in annual revenue, or 34 percent of its approximately $2.5 billion CPI-based book of business, tied to a waste-related index or a fixed-rate increase of 3 percent or greater.

•The Company's average recycled commodity price per ton sold in the second quarter was $101. This represents a sequential increase from the first quarter of $25 per ton as well as an increase versus the prior year of $23 per ton.

•The Company was named to 3BL Media's annual 100 Best Corporate Citizens list, which is based on a ranking of the 1,000 largest U.S. public companies for transparency and performance of 141 environmental, social and governance factors.

2020 Financial Guidance

Republic reinstated its full-year 2020 adjusted free cash flow guidance. It expects to generate $1.1 billion to $1.175 billion of adjusted free cash flow for the full year. This guidance assumes continued gradual improvement in economic activity through the remainder of the year.

Company Declares Quarterly Dividend

Republic continues to increase cash returns to shareholders and previously announced that its Board of Directors approved a 2-cent increase in the quarterly dividend. The quarterly dividend of $0.425 per share for shareholders of record on October 1, 2020 will be paid on October 15, 2020.

"We are raising the dividend by 5 percent to reflect our confidence in delivering consistent free cash flow growth," Slager said. "The annual dividend per share has increased 16 consecutive years, which demonstrates our commitment to efficiently return cash to our shareholders."

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, adjusted EBITDA margin and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this document.

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers, landfills, and environmental services provide effective solutions to make responsible recycling and waste disposal effortless for its customers across the country. Its 36,000 employees are committed to providing a superior experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter and @republic_services on Instagram.

For more information, contact:

Media Inquiries	Investor Inquiries
Donna Egan (480) 757-9770	Stacey Mathews (480) 718-6548
media@RepublicServices.com	Nicole Giandinoto (480) 627-7098
investor@RepublicServices.com

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SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$269.7	$47.1
Accounts receivable, less allowance for doubtful accounts and other of $34.3 and $34.0, respectively	1,066.5	1,125.9
Prepaid expenses and other current assets	232.6	433.0
Total current assets	1,568.8	1,606.0
Restricted cash and marketable securities	142.6	179.4
Property and equipment, net	8,499.1	8,383.5
Goodwill	11,673.5	11,633.4
Other intangible assets, net	126.7	133.9
Other assets	815.6	747.6
Total assets	$22,826.3	$22,683.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$657.4	$777.9
Notes payable and current maturities of long-term debt	60.0	929.9
Deferred revenue	334.6	336.0
Accrued landfill and environmental costs, current portion	128.1	132.6
Accrued interest	68.4	74.0
Other accrued liabilities	817.6	814.2
Total current liabilities	2,066.1	3,064.6
Long-term debt, net of current maturities	8,598.0	7,758.6
Accrued landfill and environmental costs, net of current portion	1,724.1	1,703.2
Deferred income taxes and other long-term tax liabilities, net	1,186.8	1,180.6
Insurance reserves, net of current portion	274.5	276.5
Other long-term liabilities	745.9	579.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 354.1 and 353.3 issued including shares held in treasury, respectively	3.5	3.5
Additional paid-in capital	5,026.6	4,994.8
Retained earnings	5,529.2	5,317.3
Treasury stock, at cost; 35.9 and 34.5 shares, respectively	(2,315.7)	(2,199.6)
Accumulated other comprehensive income (loss), net of tax	(16.5)	2.2
Total Republic Services, Inc. stockholders’ equity	8,227.1	8,118.2
Non-controlling interests in consolidated subsidiary	3.8	2.7
Total stockholders’ equity	8,230.9	8,120.9
Total liabilities and stockholders’ equity	$22,826.3	$22,683.8

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$2,454.4	$2,605.3	$5,008.3	$5,075.9
Expenses:
Cost of operations	1,468.1	1,617.0	3,018.2	3,123.1
Depreciation, amortization and depletion	269.1	264.2	537.7	515.8
Accretion	20.8	20.5	41.7	40.9
Selling, general and administrative	262.1	264.5	539.2	530.9
Withdrawal costs - multiemployer pension funds	31.6	—	35.9	—
Loss on business divestitures and impairments, net	5.3	0.2	1.4	0.5
Restructuring charges	2.2	1.5	6.0	4.5
Operating income	395.2	437.4	828.2	860.2
Interest expense	(91.6)	(98.5)	(188.2)	(198.9)
Loss from unconsolidated equity method investments	(9.4)	(11.5)	(22.6)	(23.1)
Interest income	3.3	1.4	3.6	3.3
Other income (loss), net	2.6	(0.2)	1.7	(0.1)
Income before income taxes	300.1	328.6	622.7	641.4
Provision for income taxes	73.8	77.7	149.6	155.6
Net income	226.3	250.9	473.1	485.8
Net (income) loss attributable to non-controlling interests in consolidated subsidiary	(0.8)	0.6	(1.3)	(0.1)
Net income attributable to Republic Services, Inc.	$225.5	$251.5	$471.8	$485.7
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.71	$0.78	$1.48	$1.51
Weighted average common shares outstanding	319.0	321.7	319.3	322.0
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.71	$0.78	$1.47	$1.50
Weighted average common and common equivalent shares outstanding	319.6	322.8	319.9	323.1
Cash dividends per common share	$0.405	$0.375	$0.810	$0.750

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Six Months Ended June 30,
	2020	2019
Cash provided by operating activities:
Net income	$473.1	$485.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	579.4	556.7
Non-cash interest expense	30.9	23.3
Stock-based compensation	19.4	20.1
Deferred tax provision	11.4	40.3
Provision for doubtful accounts, net of adjustments	15.9	15.9
Gain on disposition of assets and asset impairments, net	(1.3)	(0.2)
Withdrawal costs - multiemployer pension funds	35.9	—
Environmental adjustments	(0.4)	(10.3)
Loss from unconsolidated equity method investments	22.6	23.1
Other non-cash items	(2.6)	(0.8)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	45.5	(53.0)
Prepaid expenses and other assets	192.1	101.3
Accounts payable	(60.8)	12.8
Capping, closure and post-closure expenditures	(23.2)	(23.8)
Remediation expenditures	(28.3)	(17.8)
Other liabilities	23.9	(37.8)
Cash provided by operating activities	1,333.5	1,135.6
Cash used in investing activities:
Purchases of property and equipment	(654.7)	(588.7)
Proceeds from sales of property and equipment	12.3	7.9
Cash used in acquisitions and investments, net of cash and restricted cash acquired	(95.1)	(178.9)
Cash received from business divestitures	26.8	(0.2)
Purchases of restricted marketable securities	(16.2)	(8.2)
Sales of restricted marketable securities	5.6	7.8
Other	(0.5)	(2.3)
Cash used in investing activities	(721.8)	(762.6)
Cash used in financing activities:
Proceeds from notes payable and long-term debt, net of fees	2,441.0	2,284.2
Proceeds from issuance of senior notes, net of discount and fees	985.5	—
Payments of notes payable and long-term debt and senior notes	(3,493.9)	(2,194.2)
Issuances of common stock, net	(6.7)	(3.1)
Purchases of common stock for treasury	(98.8)	(202.5)
Cash dividends paid	(257.9)	(241.7)
Distributions paid to non-controlling interests in consolidated subsidiary	(0.2)	(0.2)
Contingent consideration payments	(7.4)	(5.1)
Cash used in financing activities	(438.4)	(362.6)
Increase in cash, cash equivalents, restricted cash and restricted cash equivalents	173.3	10.4
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	177.4	133.3
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$350.7	$143.7

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2019 as well as our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, expected to be filed with the Securities and Exchange Commission on or about August 6, 2020. All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
Collection:
Residential	$573.6	23.4%	$570.1	21.9%	$1,142.1	22.8%	$1,127.5	22.2%
Small-container	742.4	30.3	792.0	30.4	1,548.1	30.9	1,570.0	30.9%
Large-container	501.3	20.4	573.9	22.0	1,053.7	21.0	1,104.5	21.8%
Other	12.6	0.5	11.7	0.4	24.9	0.5	22.5	0.4%
Total collection	1,829.9	74.6	1,947.7	74.7	3,768.8	75.2	3,824.5	75.3
Transfer	330.5		344.7		652.4		639.6
Less: intercompany	(180.4)		(193.5)		(366.0)		(365.5)
Transfer, net	150.1	6.1	151.2	5.8	286.4	5.7	274.1	5.4
Landfill	564.0		607.5		1,122.3		1,142.8
Less: intercompany	(248.3)		(270.1)		(500.6)		(508.6)
Landfill, net	315.7	12.9	337.4	13.0	621.7	12.4	634.2	12.5
Environmental services	30.1	1.2	40.8	1.6	76.9	1.6	85.9	1.7
Other:
Recycling processing and commodity sales	73.5	3.0	71.9	2.7	141.3	2.8	144.6	2.9
Other non-core	55.1	2.2	56.3	2.2	113.2	2.3	112.6	2.2
Total other	128.6	5.2	128.2	4.9	254.5	5.1	257.2	5.1
Total revenue	$2,454.4	100.0%	$2,605.3	100.0%	$5,008.3	100.0%	$5,075.9	100.0%

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Average yield	2.5%	2.8%	2.7%	2.9%
Fuel recovery fees	(0.8)	0.1	(0.5)	0.1
Total price	1.7	2.9	2.2	3.0
Volume (1)	(7.4)	0.1	(3.7)	(0.7)
Recycling processing and commodity sales	0.1	0.2	—	—
Environmental services	(0.9)	(0.4)	(0.7)	(0.2)
Total internal growth	(6.5)	2.8	(2.2)	2.1
Acquisitions / divestitures, net	0.7	0.7	0.9	0.5
Total	(5.8)%	3.5%	(1.3)%	2.6%

Core price	4.7%	4.6%	5.0%	4.7%

(1) The decrease in volume of (3.7)% during the six months ended June 30, 2020 includes an offsetting increase of 0.2% due to one additional workday as compared to the same respective period in 2019. The decrease in volume of (0.7)% during the six months ended June 30, 2019 includes a decrease of (0.3)% due to one less work day as compared to the same respective period in 2018.
Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.6% and 2.8% for the three and six months ended June 30, 2020, respectively, and 3.0% for the same periods in 2019. Core price as a percentage of related-business revenue was 4.9% and 5.2% for the three and six months ended June 30, 2020, respectively, and 4.9% and 5.0% for the same periods in 2019.

The following table reflects changes in average yield and volume, as a percentage of total revenue by line of business, for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	Yield	Volume	Yield	Volume	Yield	Volume	Yield	Volume
Collection:
Residential	2.2%	(1.6)%	2.7%	(1.9)%	2.3%	(1.4)%	2.8%	(2.0)%
Small-container	4.1%	(8.8)%	3.7%	(1.0)%	4.0%	(4.5)%	3.6%	(0.8)%
Large-container	1.6%	(12.4)%	3.3%	(0.6)%	2.5%	(6.6)%	3.6%	(0.2)%
Landfill:
Municipal solid waste	2.9%	(3.5)%	3.2%	4.5%	3.0%	(2.1)%	3.3%	5.4%
Construction and demolition waste	7.6%	0.2%	2.2%	3.3%	5.8%	9.2%	2.1%	4.6%
Special waste	—%	(17.2)%	—%	9.8%	—%	(10.6)%	—%	(4.4)%
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
Labor and related benefits	$514.2	21.0%	$551.7	21.2%	$1,071.1	21.4%	$1,088.9	21.5%
Transfer and disposal costs	189.2	7.7	221.1	8.5	387.8	7.7	418.4	8.2
Maintenance and repairs	232.2	9.5	251.0	9.6	479.5	9.6	492.8	9.7
Transportation and subcontract costs	160.7	6.5	171.8	6.6	328.0	6.5	325.6	6.4
Fuel	58.7	2.4	96.8	3.7	138.3	2.8	188.9	3.7
Disposal fees and taxes	77.2	3.1	85.0	3.3	154.6	3.1	158.2	3.1
Landfill operating costs	65.7	2.7	67.2	2.6	130.5	2.6	120.9	2.4
Risk management	51.6	2.1	63.6	2.4	113.5	2.3	116.1	2.3
Other	118.6	4.8	108.8	4.2	225.7	4.5	213.3	4.2
Subtotal	1,468.1	59.8	1,617.0	62.1	3,029.0	60.5	3,123.1	61.5
Bridgeton insurance recovery	—	—	—	—	(10.8)	(0.2)	—	—
Total cost of operations	$1,468.1	59.8%	$1,617.0	62.1%	$3,018.2	60.3%	$3,123.1	61.5%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies and of ours for prior periods.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
Salaries and related benefits	$181.0	7.4%	$182.5	7.0%	$372.4	7.5%	$366.7	7.2%
Provision for doubtful accounts	11.0	0.4	8.4	0.3	15.9	0.3	15.9	0.3
Other	68.3	2.8	71.7	2.7	145.3	2.9	145.8	2.9
Subtotal	260.3	10.6	262.6	10.0	533.6	10.7	528.4	10.4
Acquisition integration and deal costs	1.8	0.1	1.9	0.1	5.6	0.1	2.5	—
Total selling, general and administrative expenses	$262.1	10.7%	$264.5	10.1%	$539.2	10.8%	$530.9	10.4%

These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies and of ours for prior periods.
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income attributable to Republic Services, Inc.	$225.5	$251.5	$471.8	$485.7
Net income attributable to non-controlling interests	0.8	(0.6)	1.3	0.1
Provision for income taxes	73.8	77.7	149.6	155.6
Other loss (income), net	(2.6)	0.2	(1.7)	0.1
Interest income	(3.3)	(1.4)	(3.6)	(3.3)
Interest expense	91.6	98.5	188.2	198.9
Depreciation, amortization and depletion	269.1	264.2	537.7	515.8
Accretion	20.8	20.5	41.7	40.9
EBITDA	$675.7	$710.6	$1,385.0	$1,393.8
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share was $0.71 and $1.47 for the three and six months ended June 30, 2020 as compared to $0.78 and $1.50 for the same periods in 2019. During the three and six months ended June 30, 2020 and 2019, we recorded a number of charges and other expenses and gains that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (Net Income – Republic) and diluted earnings per share. The tables below set forth such measures on an adjusted basis to exclude such charges, other expenses and gains:

	Three Months Ended June 30, 2020				Three Months Ended June 30, 2019
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$675.7	$300.1	$225.5	$0.71	$710.6	$328.6	$251.5	$0.78
Loss from unconsolidated equity method investment	9.4	—	—	—	11.5	—	—	—
Restructuring charges (1)	2.2	2.2	1.6	0.01	1.5	1.5	1.1	—
Loss on business divestitures and impairments, net (1)	5.3	5.3	6.4	0.02	0.2	0.2	0.2	—
Acquisition integration and deal costs (2)	1.8	1.8	1.3	—	1.9	1.9	1.3	0.01
Withdrawal costs - multiemployer pension funds	31.6	31.6	23.4	0.07	—	—	—	—
Total adjustments	50.3	40.9	32.7	0.10	15.1	3.6	2.6	0.01
As adjusted	$726.0	$341.0	$258.2	$0.81	$725.7	$332.2	$254.1	$0.79
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the three months ended June 30, 2019.
(2) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the three months ended June 30, 2020.

	Six Months Ended June 30, 2020				Six Months Ended June 30, 2019
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$1,385.0	$622.7	$471.8	$1.47	$1,393.8	$641.4	$485.7	$1.50
Loss from unconsolidated equity method investment	22.6	—	—	—	23.1	—	—	—
Restructuring charges	6.0	6.0	4.5	0.02	4.5	4.5	3.3	0.01
Loss on business divestitures and impairments, net(1)	1.4	1.4	3.5	0.01	0.5	0.5	0.4	—
Acquisition integration and deal costs	5.6	5.6	4.1	0.02	2.5	2.5	1.8	0.01
Withdrawal costs - multiemployer pension funds	35.9	35.9	26.5	0.08	—	—	—	—
Bridgeton insurance recovery	(10.8)	(10.8)	(8.2)	(0.03)	—	—	—	—
Incremental contract startup costs - large municipal contract(1)	—	—	—	—	0.7	0.7	0.5	—
Total adjustments	60.7	38.1	30.4	0.10	31.3	8.2	6.0	0.02
As adjusted	$1,445.7	$660.8	$502.2	$1.57	$1,425.1	$649.6	$491.7	$1.52
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the six months ended June 30, 2019.
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provide an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definitions of adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies. Further information on each of these adjustments is included below.
Restructuring charges. In 2019, we incurred costs related to the redesign of certain back-office software systems, which continued into 2020.
Loss on business divestitures and impairments, net. During the three and six months ended June 30, 2020 and 2019, we recorded a net loss on business divestitures and impairments.
Acquisition integration and deal costs. Although our business regularly incurs costs related to acquisitions, we specifically identify in the tables above integration and deal costs incurred during the three and six months ended June 30, 2020 and 2019. We do this because of the magnitude of the costs associated with the particular acquisition and integration activity during these time periods.
Withdrawal costs - multiemployer pension funds. During the three and six months ended June 30, 2020, we recorded charges to earnings for withdrawal events at multiemployer pension funds to which we contribute. As we obtain updated information regarding multiemployer pension funds, the factors used in deriving our estimated withdrawal liabilities will be subject to change, which may adversely impact our reserves for withdrawal costs.
Bridgeton insurance recovery. During the six months ended June 30, 2020, we recognized an insurance recovery related to our closed Bridgeton Landfill in Missouri as a reduction of remediation expenses in our cost of operations.
Incremental contract startup costs - large municipal contract. Although our business regularly incurs startup costs under municipal contracts, we specifically identify in the tables above the startup costs with respect to an individual municipal contract (and do not adjust for other startup costs under other contracts). We do this because of the magnitude of the costs involved with this particular municipal contract and the unusual nature for the time periods in which they were incurred.

Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the six months ended June 30, 2020 and 2019:

	Six Months Ended June 30,
	2020	2019
Cash provided by operating activities	$1,333.5	$1,135.6
Property and equipment received	(583.1)	(527.4)
Proceeds from sales of property and equipment	12.3	7.9
Restructuring payments, net of tax	4.6	4.8
Divestiture related tax payments	2.1	(0.1)
Bridgeton remediation, net of tax	(26.4)	—
Adjusted free cash flow	$743.0	$620.8
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the periods for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the periods follows for the six months ended June 30, 2020 and 2019:

	Six Months Ended June 30,
	2020	2019
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$654.7	$588.7
Adjustments to exclude the purchase of property and equipment associated with acquisitions	(9.1)	(3.6)
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(62.5)	(57.7)
Property and equipment received during the period	$583.1	$527.4
The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of June 30, 2020 and December 31, 2019, accounts receivable were $1,066.5 million and $1,125.9 million, net of allowance for doubtful accounts of $34.3 million and $34.0 million, respectively, resulting in days sales outstanding of 39.5, or 27.1 days net of deferred revenue, compared to 39.8, or 27.9 days net of deferred revenue, respectively.
CASH DIVIDENDS
In April 2020, we paid a cash dividend of $128.9 million to shareholders of record as of April 1, 2020. As of June 30, 2020, we recorded a quarterly dividend payable of $129.0 million to shareholders of record at the close of business on July 1, 2020, which was paid on July 15, 2020.
STOCK REPURCHASE PROGRAM
During the three months ended June 30, 2020, there were no shares repurchased. As of June 30, 2020, the remaining authorized purchase capacity under our October 2017 repurchase program was $605.8 million.

2020 FINANCIAL GUIDANCE
Our anticipated adjusted free cash flow for the year ended December 31, 2020, which is not a measure determined in accordance with U.S. GAAP, is calculated as follows:

(Anticipated) Year Ending December 31, 2020
Cash provided by operating activities	$2,145 to $2,295
Property and equipment received	(1,075 to 1,150)
Proceeds from the sale of property and equipment	15
Restructuring payments, net of tax	14
Payments for withdrawal costs - multiemployer pension funds, net of tax	25
Divestiture related tax payments	2
Bridgeton insurance recovery, net of tax	(26)
Adjusted free cash flow	$1,100 to $1,175
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period is as follows:

(Anticipated) Year Ending December 31, 2020
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$1,105 to $1,180
Adjustments to exclude the purchase of property and equipment associated with acquisitions	(30)
Adjustments for property and equipment received during the prior period but paid for in the following period, net	—
Property and equipment received during the period	$1,075 to $1,150
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are the effects of the COVID-19 pandemic and actions taken in response thereto, acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States as well as our dependence on large, long-term collection, transfer and disposal contracts. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019, particularly under Part I, Item 1A - Risk Factors, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which we expect to file with the Securities and Exchange Commission on or about August 6, 2020. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.